EXHIBIT 10.1

SEVERANCE AGREEMENT AND RELEASE OF CLAIMS

THIS SEVERANCE AGREEMENT AND RELEASE OF CLAIMS (“Agreement”) is entered into as of September 4, 2003 by and between PRICESMART, INC. (referred to herein as “Company”) and Allan C. Youngberg (“Employee”).

This Agreement is made with reference to the following facts:

A. The Company employed Employee as Executive Vice President and Chief Financial Officer from July, 1999 through August 31, 2003.

B. The parties now desire to enter into a binding agreement regarding their future relationship and to settle and compromise, once and forever, any disputes and controversies which may now exist or may in the future arise from the employment relationship and termination thereof.

WHEREFORE, the parties agree as follows:

1. Employee’s employment with the Company terminated effective August 31, 2003. After August 31, 2003 Employee shall not be entitled to any salary, wages, commissions, options, bonuses, profit sharing, benefits, insurance or other compensation from Company or any related entity except as specifically set forth in paragraph (2) below.

2. In consideration for the execution of this Agreement and the performance of the terms and conditions herein, the Company shall:

a) Pay to Employee severance pay in the total amount of one hundred thirteen thousand seven hundred fifty Dollars ($113,750), minus standard payroll deductions, to be paid as follows: (i) $40,000 on or before September 30, 2003; and (ii) the remaining $73,750 to be paid in equal installments (in accordance with the Company’s customary payroll periods) over a five month period beginning October 1, 2003.

b) Enter into an Independent Contractor Agreement with Employee, in the form attached hereto as Exhibit “A”.

c) Accept the Collateral (as defined at the conclusion of this subparagraph) in satisfaction of $36,945.80 of the amount currently outstanding under Youngberg’s Promissory Note dated July 27, 1999 in favor of the Company in the initial principal amount of $149,978 (the “Note”), and forgive the balance of the obligation owed by Youngberg to the Company under the Note immediately following such foreclosure and partial satisfaction. The term “Collateral” as used herein means the 3,658 shares of the Company’s common stock currently owned by Youngberg under Stock Certificate No. PS0150 which the Company and Youngberg agree has a total value of $36,945.80 ($10.10 per share, which is the closing price per share of said stock as of August 29, 2003). Youngberg hereby consents to the Company’s retaining the shares in satisfaction of that portion of the Note equal to the agreed-upon value of such shares in accordance with the California Uniform Commercial Code (including without limitation Sections 9620 and 9622 thereof) and acknowledges that the Company shall have no obligation to sell the Collateral, or any portion thereof, at any public or private sale or on any securities exchange or other recognized market, for cash, upon credit or for future delivery. Youngberg represents and warrants that the Collateral is not subject to any liens or encumbrances.

d) Pay, for a four month period commencing September 1, 2003, the insurance premiums for Youngberg and Youngberg’s wife, as related to health, dental, vision and mental care (said premiums to be paid by Company as and when said premiums become due); provided, however, that the total obligation of Company with regard to such premiums shall be up to (but shall not exceed) $1,000 per month.

3. Employee acknowledges that he is receiving more consideration under this Agreement than that which he would otherwise be entitled to receive. Employee further agrees and recognizes that by signing this Agreement, his/her employment relationship with Company is permanently and irrevocably severed as of the date set forth in Paragraph 1(a) above, or earlier date pursuant to Paragraph 1(b) above, and that Company and its related, affiliated, parent or subsidiary companies, if any, have no obligation, contractual or otherwise, to hire, rehire, re-employ, or recall Employee in the future (except as set forth in Paragraph 2(b), above).

4. Employee understands and acknowledges that during the course of his/her employment by the Company, as well as any prior employment or relationship with Price Enterprises, Inc. and/or any subsidiaries and affiliates of the Company (collectively “Price”), he/she had access to and became acquainted with trade secrets and other confidential information of the Company and/or Price, including but not limited to compilations of information, records, computer programs, financial information, publication information and vendor information which are owned by the Company and/or Price and which are regularly used in the operation of the business of the Company and/or Price. Employee further understands and acknowledges that despite termination of his/her employment with the Company, he/she has a continuing legal obligation not to disclose, and not to use, directly or indirectly, any such trade secrets or confidential information owned by the Company and/or Price.

Additionally, during the three year period after Employee’s termination of employment pursuant to this Agreement, Employee shall not solicit nor induce, or attempt to solicit or induce, any other Company employee to cease his or her employment with the Company.

5. Employee understands and acknowledges that all files, records, documents, equipment, computer programs, printouts, memoranda, lists, notes, work product, journal documents, production documents, photographic material, advertising materials, vendor information and similar material relating to the business of the Company and/or Price, and all copies of same, whether prepared by Employee or otherwise coming into his/her possession during the term of his/her employment with the Company and/or Price, are the exclusive property of the Company and/or Price. Employee agrees that to the extent he/she has any such material in his/her possession, he/she will return all such material to the Company on the last day of Employee’s employment with the Company.

6. In consideration of the covenants set forth in this Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, Employee, on behalf of his/her successors, assigns and legal representatives, fully, irrevocably and unconditionally releases and discharges the Company, as well as its officers, directors, shareholders, agents, employees, and representatives, in their capacity as such and otherwise, including their heirs, executors and administrators, as well as related, affiliated, subsidiary, predecessor and parent companies (including, but not limited to, Price Enterprises, Inc., The Price Company and Price/Costco, Inc.), successors and assigns, separately and collectively, and each of them (collectively “Releasees”), from all actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages and expenses, including attorneys’ fees, of any nature whatsoever, known or unknown, suspected or unsuspected, which Employee ever had, now has, or may have against Releasees, up to the date of Employee’s signing of this Agreement, by reason of any act, event or omission concerning any matter or thing, including, without limiting the generality of the foregoing, any claims against Releasees, arising from or relating, either directly or indirectly, to Employee’s status as an employee of the Company or the separation of that employment, any claims arising from any emotional, bodily or personal injuries, loss of income, employment benefits, wrongful discharge, or discrimination, whether based on sex, sexual orientation, age, disability, medical condition, race, religion, national origin, ancestry, marital status, or any other characteristic or category or combination of same, as well as any alleged violation by Releasees of any federal, state or local statutes, ordinances or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964, the California Labor Code, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act, the Family and Medical Leave Act, the California Family Rights Act, the Fair Labor Standards Act, the Equal Pay Act, or any of the Company’s own policies, procedures or purported express or implied agreements or contracts with Employee.

7. In accordance with the Older Worker’s Benefit Protection Act of 1990, Employee is aware of the following with respect to his/her release of any claims under the Age Discrimination in Employment Act (ADEA): 1) he/she has the right to consult with an attorney before signing this Agreement, and that to the extent, if any, that Employee has desired, Employee has done so; 2) Employee has twenty-one (21) days to review and consider this Agreement and his/her release of any ADEA claim, and that he/she may use as much of this 21-day period as he/she wishes prior to signing; 3) for a period of seven (7) days following the execution of this Agreement, Employee may revoke the Agreement and this Agreement shall not become effective or enforceable with respect to the claims under the ADEA until the revocation period has expired; 4) this Agreement shall become effective as to any ADEA claim eight (8) days after it is signed by Employee and Company, and in the event the parties do not sign on the same date, this Agreement shall become effective as to any ADEA claim eight (8) days after the date it is signed by Employee. Thereafter, Employee understands that Employee cannot revoke his/her waiver of any ADEA claim and that it will be binding upon Employee; 5) the parties acknowledge and agree that in the event Employee revokes his/her release/waiver of any age discrimination claims, Company shall have the unilateral right to terminate this entire Agreement. In the event of such termination, Employee understands and agrees that he/she shall not be entitled to any payment set forth in paragraph 2 above, and if Employee has received such payment, Employee agrees to return such payment to Company immediately.

8. Employee expressly waives any and all rights which he/she might have under Section 1542 of the Civil Code of the State of California which reads as follows:

A general release does not extend to claims which the Creditor does not know or suspect to exist in its favor at the time of executing the Release which if known by him must have materially affected his settlement with the debtor.

Notwithstanding Section 1542 of the Civil Code of California, Employee and Company expressly agree that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including as well those relating to unknown and unspecified actions, causes of action, claims or other proceedings, judgments, obligations, damages, or other liabilities, if any.

9. Employee acknowledges that he/she is aware that he/she may discover facts different from, or in addition to, those now known or believed to be true with respect to the claims, causes of action, and liabilities herein released, and Employee nevertheless agrees that the release herein shall be and remain in all respects a complete and general release as to all matters released, notwithstanding any such known or unknown additional facts.

10. This Agreement shall be construed and governed by the laws of the State of California. In the event that any provision of this Agreement is held to be void, null or unenforceable, insofar as reasonable and possible, the remainder of this Agreement shall be considered valid and operative and effect shall be given to the intent manifested by the portion held invalid or inoperative, and the parties authorize any modifications necessary to these provisions held invalid or inoperative so the parties’ intent may be carried out.

11. Employee and Company each acknowledge and represent that no promise or representation not contained in this Agreement has been made to them, and acknowledge and represent that this Agreement contains all terms and conditions pertaining to the compromise and settlement of the potential claims and causes of action referenced above. The terms of this Agreement are contractual and not a mere recital. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

12. It is understood and agreed by the parties that this is a compromise agreement and that the furnishing by the Company of the consideration for this Agreement shall not be deemed or construed as an admission of liability or wrongdoing. The liability for any and all released claims is expressly denied by the Company.

13. No breach of any provision hereof can be waived unless in writing. Waiver of any one breach of any provision hereof shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

14. This Agreement is to be interpreted without regard to the draftsman. The terms and intent of this Agreement, with respect to the rights and obligations of the parties, shall be interpreted and construed on the express assumption that each party participated equally in its drafting.

15. Employee represents and certifies that he/she has carefully read and fully understands all of the provisions and effects of this Agreement, and that he/she is voluntarily entering into this Agreement free of any duress or coercion.

16. All disputes, controversies, or claims between Employee and Company, whether arising prior to Employee’s employment with Company, during employment, or after termination of Employee’s employment, including but not limited to the construction or application of the terms of this Agreement, shall be resolved by binding arbitration in accordance with the laws of the State of California for agreements made and to be performed in California. The arbitration shall be administered by the American Arbitration Association (“AAA”) pursuant to its rules most applicable to the particular claims being made, as determined by the AAA, and as then in effect, except as otherwise provided herein. The arbitration procedures described in this paragraph apply to all disputes between Employee and Company and any of the Releasees referred to in paragraph 6 of this Agreement, as well as Company’s officers, directors, employees, and agents, each of whom is a third-party beneficiary of this Agreement and who may invoke this arbitration provision. The disputes covered by this arbitration provision include, but are not limited to, claims of breach of contract (express or implied), wrongful termination, harassment, discrimination (including, but not limited to, race, color, religion, sex, national origin, age, disability, sexual orientation, marital status, and pregnancy), compensation and benefits claims, tort claims, such as defamation and invasion of privacy, and claims for violation of any federal, state or local law, statute, regulation or ordinance, including, but not limited to, the Fair Employment and Housing Act of the State of California, Title VII of the Civil Rights Act of 1964, the

Americans With Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Family Rights Act, and the Equal Pay Act. Notwithstanding, these arbitration procedures do not apply to Workers’ Compensation claims. Any arbitration shall be held in San Diego, California, before one independent and neutral arbitrator appointed by the AAA. The arbitrator shall determine the arbitrability of all disputes, claims and/or issues between Employee and Company, and Releasees as well as Company’s officers, directors, employees, and agents. Fees and costs of the arbitrator shall be borne by Company. The parties shall be entitled to discovery sufficient to adequately arbitrate the claims and defenses, including access to essential documents and witnesses, as determined by the arbitrator. The arbitrator shall issue a written arbitration decision that will reveal the essential findings and conclusions on which the award is based. Subject to limited judicial review pursuant to California Code of Civil Procedure §1286.2, the award of the arbitrator shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. Any demand for arbitration shall be in writing and must be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date that institution of legal or equitable proceedings based upon such claim, dispute or other matter would be barred by the applicable statute of limitations. COMPANY AND EMPLOYEE KNOWINGLY WAIVE THEIR RIGHT TO A JURY TRIAL.

Date: September 4, 2003	COMPANY: PRICESMART, INC.

By: /s/ ROBERT M. GANS
Title: Executive Vice President and General Counsel

EMPLOYEE:

Date: September 4, 2003	/s/ ALLAN C. YOUNGBERG

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